Exhibit (a)(1)(D)
Offer to Purchase

All Outstanding Shares of Common Stock
of

ELEVATION ONCOLOGY, INC.

at
A Cash Amount of $0.36 per Share, Plus One Non-Transferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon: (i) the Receipt of Proceeds from Any CVR Product Disposition that Occurs Within One (1) Year Following the Merger Closing Date and Such Proceeds Are Received Within Five (5) Years Following the Merger Closing Date; and (ii) Closing Net Cash in Excess of $26,449,000, As Determined Within Thirty (30) Days Following the Merger Closing Date, as Described in the CVR Agreement.

by

CONCENTRA MERGER SUB VI, INC.
a wholly owned subsidiary of

CONCENTRA BIOSCIENCES, LLC

TANG CAPITAL PARTNERS, LP

TANG CAPITAL MANAGEMENT, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON JULY 22, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 23, 2025
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated June 23, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Concentra Merger Sub VI, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), to purchase, subject to certain conditions, all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Elevation Oncology, Inc., a Delaware corporation (“Elevation”), for: (i) $0.36 per Share in cash (the “Cash Amount”); plus (ii) one non-transferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal.
Also enclosed is Elevation’s Solicitation/Recommendation Statement on Schedule 14D-9.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.
The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:
1.
The Offer Price for the Offer is (i) $0.36 per Share in cash plus (ii) one non-transferable contractual contingent value right for each Share, in each case, to be paid net to you of any applicable tax withholding and without interest.

2.	The Offer is being made for all outstanding Shares.
3.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 8, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among Elevation, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Elevation, without a meeting or any further action of the Elevation stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Elevation will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

4.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Elevation’s willingness to enter into the Merger Agreement, Tang Capital Partners, LP, a Delaware limited partnership (“TCP” or “Guarantor”) and sole member of Parent, delivered to Elevation a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Elevation, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and the CVR Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $21,400,000, plus Enforcement Costs, under the Merger Agreement and an amount equivalent to the CVR Proceeds (as defined below), plus Enforcement Costs up to the CVR Expense Cap, under the CVR Agreement. Tang Capital Management, LLC, a Delaware limited liability company (“TCM”), is the sole manager of Parent and the general partner of TCP. Accordingly, TCP and TCM are considered co-offerors in the Offer.

5.	No appraisal rights are available to the holders of record or beneficial owners of Shares in connection with the Offer.
However, if the Offer is successful and the Merger is consummated, stockholders of record or beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.
6.
On June 8, 2025, the Elevation board of directors (the “Elevation Board”) at a duly called and held meeting, duly and by unanimous vote: (i) determined that the terms of the Merger Agreement, the Offer and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are advisable, fair to, and in the best interests of, Elevation and Elevation’s stockholders; (ii) approved and declared advisable the Merger Agreement and the Transactions; (iii) authorized and approved the execution, delivery and performance by Elevation of the Merger Agreement and the consummation by Elevation of the Transactions; and (iv) resolved to recommend that Elevation’s stockholders accept the Offer and tender their shares of Elevation Common Stock in the Offer.

7.	The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern Time, on July 22, 2025, unless the Offer is extended or earlier terminated.
8.
The Offer is not subject to any financing conditions. The Offer is conditioned on, among other things, there being, as of the Offer Closing Time, validly tendered (and not validly withdrawn) pursuant to the

Offer a number of Shares that, together with all Shares (if any) otherwise owned by Parent or any of its and its “affiliates” (as defined in Section 251(h)(6)(a) of the DGCL), would represent at least one Share more than 50% of the total number of Shares of Common Stock issued and outstanding at the Offer Closing Time. The Offer is also subject to customary conditions set forth in the Offer to Purchase and described in Section 9 of the Offer to Purchase.
9.
Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

ELEVATION ONCOLOGY, INC.

at
A Cash Amount of $0.36 per Share, Plus One Non-Transferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon: (i) the Receipt of Proceeds from Any CVR Product Disposition that Occurs Within One (1) Year Following the Merger Closing Date and Such Proceeds Are Received Within Five (5) Years Following the Merger Closing Date; and (ii) Closing Net Cash in Excess of $26,449,000, As Determined Within Thirty (30) Days Following the Merger Closing Date, as Described in the CVR Agreement.

by

CONCENTRA MERGER SUB VI, INC.
a wholly owned subsidiary of

CONCENTRA BIOSCIENCES, LLC

TANG CAPITAL PARTNERS, LP

TANG CAPITAL MANAGEMENT, LLC
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 23, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Concentra Merger Sub VI, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Elevation Oncology, Inc., a Delaware corporation (“Elevation”), for: (i) $0.36 per Share in cash (the “Cash Amount”); plus (ii) one non-transferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Elevation’s willingness to enter into the Merger Agreement, Tang Capital Partners, LP, a Delaware limited partnership (“TCP” or “Guarantor”) and sole member of Parent, delivered to Elevation a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Elevation, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and the CVR Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $21,400,000, plus Enforcement Costs, under the Merger Agreement and an amount equivalent to the CVR Proceeds (as defined below), plus Enforcement Costs up to the CVR Expense Cap, under the CVR Agreement. Tang Capital Management, LLC, a Delaware limited liability company (“TCM”), is the sole manager of Parent and the general partner of TCP. Accordingly, TCP and TCM are considered co-offerors in the Offer.
The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the tender of Shares submitted on the undersigned’s behalf to Broadridge Corporate Issuer Solutions, LLC (the “Paying and Depositary Agent”) will be determined by Purchaser (which may delegate power in whole or in part to the Paying and Depositary Agent) and such determination shall be final and binding.

ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:           SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
Dated:      , 2025
(Signature(s))
(Please Print Name(s))
Address:
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